February 19, 2003

Re:	FMI Mutual Funds, Inc.

In response to item 77c we incorporate by reference from proxy material filed on submission type DEF 14A on November
21, 2002 for file #811-04722 Accession number 0000897069-02-
000927.

In response to matters submitted to a shareholder vote, a Special meeting of shareholders of the FMI Mutual Funds, Inc. was held on December 20, 2002 the following matters were approved as follows for the FMI Woodland Small Capitalization Value Fund (the "Small Cap Fund"):

1.	With respect to the Small Cap Fund, a proposal to approve
a new sub-advisory agreement with Woodland Partners LLC. The new sub-advisory agreement is substantially identical to the existing sub-advisory agreement for the Small Cap Fund as follows:

	Affirmative		1,801,011.115
	Against		        0.000
	Abstain		        0.000
	Total			1,801,011.115

2.	With respect to the Small Cap Fund, a proposal to approve
a new sub-advisory agreement with Gamco Investors, Inc. The new sub-advisory agreement is substantially identical to the existing sub-advisory agreement for the Small Cap Fund as follows:

	Affirmative		1,801,011.115
	Against		        0.000
	Abstain		        0.000
	Total			1,801,011.115